1996 Q1                              Information Storage Devices, Inc.


                                                                   EXHIBIT 10.23

                                [ISD LETTERHEAD]

                                January 19, 1996

[Employee Name]
[Employee Address]

                  Re: Your Employment With Information Storage Devices, Inc.

Dear [Name]: {See Attached Schedule}

         This letter will set forth the binding agreement of employment (the "Agreement"), effective as of January 19, 1996 (the "Effective Date"), between you and Information Storage Devices, Inc., a California corporation ("ISD").

         1. EMPLOYMENT AND DUTIES. During the Employment Term, as defined in
Section 3 below, you will serve as {See Attached Schedule} of ISD. You will have such duties and authority as are customary for, and commensurate with such position, including _______________________________, and such other reasonable duties and authority as the Board of Directors of ISD (the "Board") [or the President of ISD] prescribes from time to time.

         2. COMPENSATION.

                  (a) Salary. For your services hereunder, ISD will pay as salary to you the amount of ${See Attached Schedule} per month during each of the calendar years of the Employment Term, as defined in Section 3 below, prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Such salary will be paid in conformity with ISD's normal payroll period. Your salary will be reviewed by the Board from time to time at its discretion, and you will receive such salary increases, if any, as the Board in its sole discretion determines.

                  (b) Bonus. In addition to the salary set forth in Section 2(a) hereof, you will be eligible starting in fiscal 1996, for an annual bonus pursuant to a formula, and determined in accordance with criteria, in each case to be established by the Board of Directors and/or its Compensation Committee, which formula and criteria will be communicated to you in writing reasonably in advance of the commencement of the performance period to which such bonus will relate.

                  (c) Other Benefits. You will be entitled to participate in and receive benefits under ISD's standard company benefits plans as in effect from time to time, including medical insurance, sick leave, and vacation time, subject to and on a basis




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1996 Q1                              Information Storage Devices, Inc.



consistent with the terms, conditions and overall administration of such plans and ISD policies.

                  (d) Expenses. During the term of your employment hereunder, you will be entitled to receive prompt reimbursement from the ISD for all reasonable business-related expenses incurred by you, in accordance with ISD's policies and procedures as in effect from time to time, provided that you will properly account for such business expenses in accordance with ISD's policy.

                  (e) Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by you and any deductions and withholdings required by law.

         3. TERM OF EMPLOYMENT.

                  (a) Term. This Agreement will continue in full force and effect from and including the Effective Date through and including January 18, 1997, unless sooner terminated or extended as hereinafter provided (the "Employment Term").

                  (b) Extension of Term. The term hereof may be extended by a written amendment to this Agreement signed by both you and ISD.

                  (c) Early Termination. Your employment with ISD under this Agreement may be terminated by ISD at any time during the Employment Term by [the President or] [DELETE FOR DAVE ANGEL] the Board, for any reason and without cause, upon delivery of written notice by ISD. ISD is not required to give you any advance notice of termination which, in the sole discretion of ISD, may be effective immediately upon delivery of written notice to you. You may terminate this Agreement at any time by giving ISD written notice of your resignation at least 30 days in advance; provided, however, that the Board may determine upon receipt of such notice that the effective date of such resignation will be immediate or some time prior to the expiration of the notice period stated in your written notice to ISD.

                  (d) Termination for Cause. Prior to the expiration of the Employment Term, your employment may be terminated for Cause by the Board, immediately upon delivery of termination notice thereof to you. For these purposes, termination for "Cause" will include, without limitation, termination because of your (i) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit or (ii) willful violation of any felony law, in each case as determined in good faith by the Board after consultation with you to determine the validity of the basis for such termination, or (iii) willful breach by you of a material provision of this Agreement after written notice, in reasonable detail as the alleged breach, has been given to you by the Board and you have had a reasonable opportunity to cure such breach.

                  (e) Termination Due to Death or Disability. Your employment hereunder will terminate immediately upon your death. In the event that by reason of injury, illness or other physical or mental impairment you are (i) completely unable to perform your services





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1996 Q1                              Information Storage Devices, Inc.




hereunder for more than two consecutive months, or (ii) unable in the good faith judgment of the Board to perform your services hereunder for 50% or more of the normal working day throughout six consecutive months, then ISD may terminate your employment hereunder at the end of such two-month or six-month period, as applicable, by delivery to you of written notice of such termination.

         4. PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT.

                  (a) Termination For Cause, Death or Disability, or Voluntary Termination. Upon termination of your employment by the Company under Section 3(d) hereof ("Termination for Cause"), Section 3(e) hereof ("Termination Due to Death or Disability"), or upon your voluntary termination of employment pursuant to Section 3(c) hereof ("Early Termination"), all salary and benefits hereunder will cease immediately.

         (b) Involuntary Termination After Corporate Transaction or Change of Control.

                  (i)      Definitions. For purposes of this Section 4(b):

                           (A) A "Corporate Transaction" is defined as any
corporate reorganization or business combination that is not approved by the Board and in which the beneficial ownership of 50% or more of the Company's outstanding voting stock is transferred.

                           (B) A "Change in Control" will be deemed to occur:
(1) when a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company, becomes the beneficial owner (within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of 15% or more of the Company's outstanding voting stock pursuant to a tender or exchange offer that the Board does not recommend and that the stockholders of the Company accept; or (2) on the first date within any period of twenty-four (24) consecutive months or less on which there is effected a change in the composition of the Board by reason of a contested election such that a majority of the Board members cease to be comprised of individuals who either (a) have been members of the Board continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (2)(a) of this paragraph who were still in office at the time such election or nomination was approved by the Board.

                           (C) The "Post-Transaction Period" is defined as the
six-month period commencing on the date of a Change of Control or of the closing or effectiveness of a Corporate Transaction, as applicable, and ending on the same numerical date in such sixth month as the date upon which such Change of Control or closing or effectiveness of the Corporate Transaction occurred in the original month, and if such sixth month period ends in February, and the date within the original month on which such Change of Control occurred or Corporate Transaction closed or completed was the 29th, 30th or 31st



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1996 Q1                              Information Storage Devices, Inc.



day of such original month, then counting the last day of February as the 29th, 30th or 31st day of the month as applicable.

                           (D) A "Constructive Termination Event" will be deemed
to have occurred if any of the following actions is taken by the Company and such action is not reversed in full by the Company within two weeks after the effective date thereof: (1) your aggregate benefits are [materially] reduced below those in effect immediately prior to the effective date of such Constructive Termination Event, and/or (2) your duties and/or authority within the Company are [materially] decreased following the effective date of such Constructive Termination Event in a way adverse to you, and/or (3) your title is changed to a title that, under customary usage within the semiconductor industry, would be considered to be a lower-level title than your prior title,
(4) you are required to perform your employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination Event) at a location more than ___ miles away from your principal place of work for ISD as such place of work was in effect immediately prior to the effective date of such Constructive Termination Event.

                  (ii) Severance Pay For Involuntary Termination Without Cause During Post-Transaction Period. If at any time during the Post-Transaction Period (A) your employment is terminated by the Company without cause, pursuant to Section 3(c) hereof, (but not if your employment is terminated during the Post-Transaction Period for Cause (under Section 3(d) hereof) or by reason of your death or disability (under Section 3(e) hereof), nor if you voluntarily terminate your employment under Section 3(c) hereof except if such voluntary termination is as a result of a Constructive Termination Event), or (B) a Constructive Termination Event occurs and you voluntarily terminate your employment thereafter before such Constructive Termination Event is reversed by the Company as set forth in Section 4(b)(i)(D) hereof, then from and after the date of such termination, you will be paid severance pay by ISD, for a period of six months from and after the date of such termination (prorated for the first and last month of such six-month period if your employment is terminated other than at the end of a calendar month) of 2.5 times the total amount of your annualized salary as in effect immediately prior to such termination or Constructive Termination Event, to be paid in six equal installments each paid on the date you otherwise would have been paid your salary had your employment continued.

         (c) Bonus, Benefits; Cooperation. In the event of any termination of your employment, for whatever reason, you also will be paid, when otherwise due, any bonus to which you otherwise would be entitled, and to such continuation of your benefits listed in Section 2(c) hereof as may be provided by Company policy or required by law. After any such termination of your employment, except to the extent you are not able to do so by reason of your death or disability, you will cooperate with ISD in providing for the orderly transition of your duties and responsibilities to other individuals, as is reasonably requested by ISD.

         5. MISCELLANEOUS. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties





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1996 Q1                              Information Storage Devices, Inc.



hereto with respect to the subject matter covered hereby and may only be modified by an agreement in writing signed by ISD and you, and which states the intent of the parties to amend this Agreement. If any provision of this Agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this Agreement will not be affected thereby and will be enforced to the fullest extent permitted by law. Neither this Agreement nor the rights or obligations hereunder will be assignable by you. ISD may assign this Agreement to any successor of ISD, and upon such assignment any such successor will be deemed substituted for ISD upon the terms and subject to the conditions hereof. This Agreement will be binding upon the successors and assigns of the parties hereof and upon your heirs, executors and administrators. This Agreement has been negotiated and executed in, and will be governed by and construed with the laws of, the State of California. Any notice, request, demand or other communication required or permitted hereunder will be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to ISD at the address shown at the beginning of this letter, or to you at the address shown below, or by facsimile upon confirmation of receipt. Each party hereto may change its address by written notice in accordance with this
Section 5.

                                                          Sincerely,

                                                          ----------------------
                                                          David L. Angel
                                                          President
                                                          [GENE FLATH
                                                          CHAIRMAN OF THE BOARD
                                                          SIGNS FOR DAVE ANGEL]

ACCEPTED AND AGREED:


- - ----------------------------------------
[Name]

Date signed:        , 1996
            --------
Address:
         -------------------------------
         -------------------------------
         -------------------------------
         -------------------------------
Facsimile:
         -------------------------------

1996 Q1                              Information Storage Devices, Inc.


                     Schedule of Employment Agreement Terms



   Name                              Position                       Salary
                                     (Section 1)                (Section 2(a))
                                     -----------                --------------


David L. Angel                President & CEO                      $14,584
James Brennan                 Vice President, Advanced             $11,700
                              Development
Michael Geilhufe              Vice President, Quality and          $10,417
                              Reliability
Genda Hu                      Vice President, Technology           $10,417
Scott Owen                    Chief Operating Officer              $13,334
Carl Palmer                   Vice President, Engineering          $10,834
Felix J. Rosengarten          Vice President, Finance and          $10,834
                              Administration, CFO

Richard Schuppert             Director, Manufacturing              $ 8,487
                              Engineering

David Sowards                 Director, Design Engineering         $ 8,923
Jenny Twaddle                 Controller                           $ 7,219
Alfred Woodhull               Vice President, Manufacturing        $10,834
Jon Zierk                     Director, Worldwide Sales            $ 7,917

1996 Q1                              Information Storage Devices, Inc.


                                                                   EXHIBIT 11.01

                        INFORMATION STORAGE DEVICES, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Three Months Ended
                                                           March 31,
                                                           ---------
                                                        1995       1996
                                                        ----       ----

Net income                                            $  1,089   $ (1,977)
                                                      ========   ========

Weighted average common stock outstanding                6,795     10,235
Common stock equivalents:

       Stock options                                       759         --
       Warrants                                            126         --
                                                      --------   --------
Total shares used in computing net income per share      7,680     10,235
                                                      --------   --------
Net income per share                                  $    .14   $   (.19)
                                                      --------   --------